EXHIBIT 10.2

AMERICAN SCIENCE AND ENGINEERING, INC.

Performance-Based Restricted Stock Units
Granted Under the 2014 Equity and Incentive Plan

Name of Recipient:

FY Target Restricted Stock Units

FY Target Restricted Stock Units:

FY Target Restricted Stock Units

Total Target Number of Performance-Based Restricted Stock Units:

Grant Date:

American Science and Engineering, Inc. (the “Company”) has granted you a restricted stock units award, which is subject to the provisions of the Company’s 2014 Equity and Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Units Agreement (this “Agreement”).  Please confirm your acceptance of this award (the “Award”) and of the terms and conditions of this Agreement and in the Plan by signing a copy of this Agreement where indicated below.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:
[insert name and title]

Accepted and Agreed:

[insert name of Recipient]

AMERICAN SCIENCE AND ENGINEERING, INC.

Performance-Based Restricted Stock Units Agreement

For FY 20XX-20XX Performance Period

The terms and conditions of the award of restricted stock units (the “RSUs”) with respect to shares (the “Shares”) of common stock (“Common Stock”) of the Company made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

10.                               Issuance of RSUs.

The RSUs are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement) in consideration of employment services to be rendered by the Recipient to the Company and to provide incentives with respect to the retention of the Recipient and service and performance conditions set forth in this Agreement.  The award consists of RSUs (the “Performance-Based RSUs”) that require both satisfaction of service conditions and satisfaction of the performance conditions (the “Performance Goals”) on Schedule I.  The Performance Goals apply cumulatively to the three fiscal years ending March 31, 20XX (the “Performance Period”). Assuming the foregoing conditions are satisfied, the Company shall deliver a share of Common Stock for each RSU that becomes vested.

11.                               Determination of Performance.

The Performance Goals and the results of the performance must be certified by the Company’s Compensation Committee before they are determined to have been met.  Such certification must be completed on or before the 30th day after the Company files its Form 10-K following each fiscal year whose performance is being measured (the date of each such certification being a “Performance Certification Date”), provided that if no Form 10-K has been filed by the 180th day after a fiscal year is completed, the Committee shall make a determination as to the satisfaction of the Performance Goals at or before that date.  If and to the extent the Performance Goal is not satisfied for a particular fiscal year, a proportionate number of the Performance-Based RSUs (with respect to such fiscal year) will be immediately forfeited upon the date of the Committee meeting at which the certification is determined.   If and to the extent the Performance-Based RSUs satisfy the Performance Goals, the resulting number of RSUs will be the “Performance-Adjusted RSUs (i.e., the number of RSUs for that fiscal year will be adjusted on the applicable Performance Certification Date based on the extent to which the Performance Goals have been satisfied and the performance certified). The cumulative resulting adjusted number, as of any particular date, will be the “Aggregate Performance-Adjusted RSUs.”

12.                               Vesting.

(a)                                 Time-Based Condition; Vesting; Delivery of Shares.  Unless otherwise provided in this Agreement or the Plan, the Recipient must remain employed by the Company through March 31, 20XX.  Assuming the Recipient satisfies that employment condition and Sections 2(b) and (c) do not apply, the Shares shall be delivered as soon as practicable in calendar year 20XX following the Performance Certification Date with respect to the last fiscal year of the Performance Period.

(b)                                 Acceleration of Vesting; Double Trigger.  As provided in the Plan, upon the occurrence of a “Change in Control” (as defined in Section 20 of the Plan) of the Company, the rights of the Company hereunder shall inure to the benefit of the Company’s successor and, unless the Board determines otherwise, shall apply to the cash, securities or other property that the RSUs were converted into or exchanged for pursuant to such Change in Control in the same manner and to the same extent as they applied to the RSUs under this Award.  Unvested RSUs may be subject to acceleration after the occurrence of both a Change in

Control and an employment termination or resignation that satisfies the requirements of a then applicable change in control agreement.  If such Change in Control occurs before the end of a fiscal year whose performance is the subject of a Performance Goal or if the result of the Change in Control causes the Committee to consider the current and any later Performance Goals to be undeterminable, the Aggregate Performance-Adjusted RSUs shall be increased by the target number of Performance-Based RSUs for any years for which the performance has not already been determined.  The Company in its discretion may take one or more of the actions specified in Section 20 of the Plan, provided that if the Recipient is eligible for Retirement, any such action must comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”), i.e., the Shares will be distributed (or converted into deal consideration) in connection with the closing for any persons who are Retirement eligible to the extent that the Change in Control is a change in control event for purposes of Section 409A and will be left in effect (or replaced in some manner that satisfies Section 409A) if the Change in Control does not satisfy the Section 409A definition.  Acceleration of vesting shall not accelerate the date of distribution of the Shares unless otherwise permitted under Section 409A.

(c)                                  Vesting Upon Death or Retirement.

(i)                                     Death.  If the Recipient dies before the end of the Performance Period, then the Aggregate Performance-Adjusted RSUs for any fiscal years completed before the date of death shall immediately vest.  If the death occurs after the end of a fiscal year but before the deadline for the Performance Certification Date under Section 2, additional RSUs will be tentatively vested (at the maximum number of RSUs with respect to that completed fiscal year), with the number reduced as applicable before issuance as a result of the Performance Certification, and with distribution occurring within the later of the date specified below or 60 days following the Performance Certification Date.  In addition, on death, this Award shall become vested on a prorata basis at the target number of RSUs with respect to the then current fiscal year (i.e., it will vest as to the portion of the fiscal year elapsed by the date of death).  Any amounts not vested under the preceding three sentences will be immediately forfeited unless otherwise vesting under Section 3(b).  Payment of Shares will be made within 60 days following the date of death, delayed, to the extent permitted by Section 409A, if reasonably necessary for the Company to determine the persons or entity to receive the Shares.

(ii)                                  Retirement.  If the Recipient retires before the end of the Performance Period, then the Aggregate Performance-Adjusted RSUs for any fiscal years completed before the date of Retirement shall immediately tentatively vest as provided under the release requirement of Section 3(d).  Any RSUs not tentatively vested under the preceding sentence (because not part of the Accumulated Performance-Adjusted RSUs) will be immediately forfeited unless otherwise vesting under Section 3(b).  Payment of Shares as a result of Retirement will be subject to the release requirement of Section 3(d) and its timing rules and to any further delay for compliance with Section 10.

(I)                                   For purposes hereof, “retire” and “Retirement” means termination of employment (other than for Cause) at or after age 60 with an aggregate of five full years of service.

(II)                              For purposes hereof, “Cause” means as determined by the Company (or, if provided in an individual agreement with the Recipient, the Board) in its reasonable judgment: (I) the Recipient’s material failure to perform (other than by reason of disability), or material negligence in the performance of, his or her duties and responsibilities to the Company or any of its Subsidiaries; (II) material breach by the Recipient of any provision of this Agreement or any other agreement with the Company or any of its Subsidiaries; (III) other conduct by the Recipient that is reasonably likely to be materially harmful to the business, interests or reputation of the Company or any of its Subsidiaries; (IV) fraud, embezzlement or other material dishonesty by the Recipient with respect to the Company or any of its Subsidiaries; (V) the Recipient’s conviction of, or pleading guilty or no contest to, any felony or other crime involving moral turpitude; or (VI) a breach of any confidentiality/non-competition/ non-solicitation agreement. With respect to a breach of (I), (II), or (III), the Recipient shall be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company (or, where applicable, the Board).

(d)                                 Release.  Upon a Retirement before full vesting, the Company will tentatively vest the Aggregate Performance-Adjusted RSUs for any fiscal years completed before Retirement but will not distribute any Shares in payment of such tentatively vested RSUs unless and until the Recipient timely executes separation agreement and release of claims (the “Release”) against the Company and certain other parties on a form to be provided the Company and the release becomes irrevocable by the Recipient within 60 days following termination or such earlier deadline as the Company specifies.  If the Release is not provided or is revoked, the Aggregate Performance-Adjusted RSUs will instead expire upon the earlier of the applicable deadline for providing the Release or upon the Recipient’s revocation of the Release.  The Shares due to be distributed under this provision will be distributed to the Recipient within 10 days following the date the Release becomes irrevocable, unless later delivery is required.  Later delivery would be required if Section 10 below so provides.  If the Recipient is Retirement eligible and the 60th day for providing a Release is in the calendar year subsequent to the year in which termination occurs, the Shares will be released within the later of the 10 day period following irrevocability or the first business day of that subsequent calendar year, subject to any later delay under Section 10.

(e)                                  Forfeitures; Effect of Awards.  If the Recipient ceases to be employed by the Company for any reason or no reason, with or without Cause (except as provided above in Section 2(b) or 2(c)) before March 31, 20XX, all of the RSUs shall be forfeited immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of employment.  The Recipient shall have no further rights with respect to any RSUs that are so forfeited.  Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Recipient shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Recipient for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment.  No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries, except to the extent those plans or applicable law provide otherwise.

(f)                                   Status of Employment.  If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.  If the Recipient is on military leave, sick leave, or other leave of absence approved by the Company or its subsidiary, his or her employment will be treated as continuing intact during the period of such leave, provided that he or she is expected to return to work at the conclusion of the leave or the leave is treated as employment for purposes of applicable law.  The Recipient’s employment will be deemed to have terminated on the first day after the expiration of such leave unless he or she has returned to work.

13.                               Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs or Shares to which they relate, or any interest therein, until such RSUs have vested and the Shares have been distributed.

14.                               No Rights to Shares or as a Stockholder

The Recipient shall not have any right in, or with respect to, any of the Shares (including voting rights) issuable under the Award unless, until, and to the extent that the Award vests and is settled by issuance of the Shares to the Recipient.  The RSUs will not receive Dividend Equivalent Rights.

15.                               Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.  Capitalized terms not defined in this Award have the meanings set forth in the Plan.  As provided in the Plan, upon the occurrence of a Change in Control (as defined in the Plan), the rights of the Company hereunder shall inure to the benefit of the Company’s successor and, unless the Board determines otherwise, shall apply to the cash, securities or other property that the RSUs were converted into or exchanged for pursuant to such Change in Control in the same manner and to the same extent as they applied to the RSUs under this Agreement.

16.                               Tax Matters.

The Company’s obligation to distribute the Shares shall be subject to the Recipient’s satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements at the minimum applicable level (or such higher level requested by the Recipient as accounting principles will allow without changing the accounting status of the Shares) (the “Withholding Taxes”).  The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any Withholding Taxes with respect to the vesting or payment of the RSUs, including any Social Security/Medicare taxes that persons who are eligible for Retirement during the term of this Award may owe in the years before the Shares are distributed (but the Company reserves the discretion to determine whether to withhold in the year of vesting or of distribution).  Recipient must arrange for the delivery of proceeds from the sale on the market of enough Shares to satisfy the Withholding Taxes by executing sell-to-cover instructions acceptable to the Company or by satisfying the Withholding Taxes in another manner acceptable to the Company.  The Recipient acknowledges that no election under Section 83(b) of the Code may be filed with respect to this Award.

17.                               Additional Restrictions.

(a)                                 Cancellation and Rescission of Award.  In consideration of this Award the Recipient agrees that if he or she breaches his or her obligations under the terms of the Company’s Employee Representation, Rights in Data, and Non-Compete Agreement and/or the noncompetition provisions of an applicable Change in Control and Severance Benefit Agreement, then the Company may cancel, suspend, withhold, or otherwise limit or restrict (in whole or in part) the vesting of this Award.  If this Award vests prior to the occurrence or discovery by the Company of any such breach, then the Committee may rescind the vesting of this Award at any time within the two year period after such vesting.  If the Award is rescinded, the Recipient must pay to the Company the amount of income recognized upon distribution of any Shares in satisfaction of the Award and any further income or gain upon sale of such Shares, in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set off the amount of any such income against any amount that it may owe to the Recipient, except as Section 409A or other applicable law may prohibit such offset.

(b)                                 Impact of Restatement of Financial Statements Upon Award (“Clawback”).  If any of the Company’s financial statements are required to be restated as a result of errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of the amount of income recognized upon the distribution of Shares under this Award and any additional gain realized upon any sale of such Shares with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the undersigned shall be determined based on the effect, if any, that the restated financial statements have on the calculation of the performance results used for Schedule I.  For example, if a Performance Goal is adversely affected by the restatement, the recovery from the individual would be based on the Shares that would have been earned if the financial statements had reflected initially the restated numbers, provided that the

Committee may instead determine a greater or lesser amount for recovery. The Committee may determine to recover different amounts from different participants or different classes of participants on such bases as it shall deem appropriate.  In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the undersigned, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program, or arrangement) the amount that would otherwise be payable to the undersigned under any compensatory plan, program, or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the forgoing.  The foregoing recovery rights are in addition to, and not in substitution for, any other clawback policies that the Company may adopt from time to time, including any required by Federal law, such as under Section 304 of Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act or by the listing standards of Nasdaq.  Accordingly, the terms and provisions of this Award shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and other applicable laws and such rules and regulations as hereafter may be adopted and in effect.

18.                               Miscellaneous.

(a)                                 Authority of Committee; Amendment.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Committee with respect to this Agreement shall be made in the Committee’s discretion and shall be final and binding on the Recipient. The Committee may amend, modify, or terminate this Award, including substituting therefore another Award of the same or a different type, provided that the Participant’s consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the action is permitted by the terms of the Plan.

(b)                                 Data Privacy and Electronic Delivery.  By executing this Agreement, the Recipient: (i) authorizes the Company, its affiliates, and any agent of the Company or its affiliates administering the Plan or providing Plan recordkeeping services thereto, to disclose to the Company, its affiliates or third-party service providers such information and data as may be deemed necessary or appropriate to facilitate the grant of Awards; (ii) waives any data privacy rights that the undersigned may have with respect to such information; and (iii) authorizes the Company, its affiliates, and third-party service providers to store and transmit such information in electronic form.  The undersigned agrees that the Company, its affiliates, and their agents may deliver electronically all documents relating to the Plan or this Award.

(c)                                  No Right to Continued Employment or Grant.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.    No person shall have any claim or right to be granted an Award.

(d)                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws provisions.

(e)                                  Unfunded Rights.  The right of the Recipient to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company.  The Recipient shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

19.                               Compliance with Section 409A of the Code.  This Agreement is intended to provide for compensation that is exempt from or compliant with Section 409A and shall be interpreted consistently with such intent.  Accordingly, a Recipient shall have no right to designate the taxable year of payment.  For purposes of the Award, ceasing to be employed shall be determined based on the standards for “separation from service” under Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, for persons who are or become eligible for Retirement during the Term, if the Units vest in connection with the undersigned’s “separation from service” (within the meaning of Section 409A, as determined by the Company), and if (x) the undersigned is then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination the undersigned agrees he or she is bound) and (y) the distribution of the Shares under with respect to the Units will result in the imposition of additional tax under Section 409A if distributed to the undersigned within the six month period following his or her separation from service, then the distribution under such accelerated RSUs will not be made until the earlier of (i) the date six months and one day following the date of his or her separation from service or (ii) the 10th day after his or her date of death delayed, to the extent permitted by Section 409A, if reasonably necessary for the Company to determine the persons or entity to receive the Shares.  The Company makes no representations or warranty and shall have no liability to the Recipient or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.